Exhibit 10.4

                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated as of May 7th, 2002 (this "Agreement "), by and between Steven Madden, Ltd., a Delaware corporation (the "Company") & Adesso Madden, Inc., and Joseph J. Masella & T.J. M. Sales Corporation.

                                   WITNESSETH:

         Whereas,  the  Executive  and  the  Company  desire  to  this  Original
Agreement.

         Now, Therefore, in consideration of the premises and mutual convenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Effective as of the June 1st, 2002, this Original Agreement is hereby as follows:

         Title: You will remain as an officer of Steven Madden, Ltd and its subsidiaries with new titles as follows: Executive Vice President of Adesso Madden, Inc. Executive Chairman of LEI (Division of Steven Madden, Ltd) & Stevies, Inc.

         Term: From June 1st, 2002 thru December 31st, 2004

                         Adesso Madden Inc. (A-M. Inc.,)

1)       Commissions on the following sales by Joseph J. Masella:

         A.   Up to 8 Million Sales - 2%
         B.   8 to 10 Million Sales - 1%
         C.   10 to 23.5 Million Sales - 1/2%
         D.   23.5 to 34 Million Sales - 3%
         E.   Over 34 Million Sales - 4%

2) Biweekly Draw (guaranteed by Steven Madden, Ltd.) payable to T.J.M. Sales Corporation in the amount of $16,000.00 (Sixteen Thousand Dollars) against commission earned on Sales of A.M. Inc. and Lei Footwear. $416,000 yearly income guaranteed by Steven Madden, Ltd through length of agreement.

                L.e.i. Footwear (Division of Steven Madden, Ltd.)

         Commission: 2% Commission on Sales to Famous Footwear payable within 45 days after the closing of each quarter which will be payable to T.J.M. Sales Corporation.

                               Steven Madden, Ltd

         Options: 25,000 options of common stock with a grant price base on the fair market value on June 30th. Options will be granted yearly once contract is in effect beginning with the year 2003. These options shall vest quarterly beginning from 9/30/03.

         Convenant Not to Compete: Executive recognizes that the services to be performed by him hereunder are special and unique. In consideration of the compensation granted herein, the Executive agrees that, in the event he either terminates his employment of his own accord or is terminated by the Company for cause prior to the expiration of this agreement, for a period of 12 months following such termination, he shall not engage in or accept employment with any competitive business for his special and unique services.

         If you terminate your relationship with the Company prior to the expiration of the term, you agree to forfeit and surrender any unearned commissions from the date of such termination forward.


                                            ACCEPTED & AGREED BY:

                                            /s/ JOSEPH J. MASELLA
                                            ------------------------------------
                                            JOSEPH J. MASELLA


/s/ JAMIESON A. KARSON
----------------------------------
JAMIESON A. KARSON
CHIEF EXECUTIVE OFFICER
STEVEN MADDEN, LTD


/s/ ARVIND DHARIA
----------------------------------
ARVIND DHARIA
CHIEF FINANCIAL OFFICER
STEVEN MADDEN, LTD